As filed with the Securities and Exchange Commission on October 27, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GEORGIA BANKING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2382447
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1776 Peachtree Street NW, Suite 300, Atlanta, Georgia	30309
(Address of Principal Executive Offices)	(Zip Code)

Georgia Banking Company, Inc. Amended and Restated 2021 Stock Incentive Plan

Georgia Banking Company, Inc. 2017 Long-Term Incentive Plan

Amendment to the Standalone Nonqualified Stock Option Awards, dated March 1, 2025

(Full title of the plans)

Bartow Morgan, Jr.

Chief Executive Officer

Georgia Banking Company, Inc.

1776 Peachtree Street NW, Suite 300

Atlanta, Georgia 30309

(Name and address of agent for service)

(866) 711-4530

(Telephone number, including area code, of agent for service)

Copies to:

James Stevens

Brenna Sheffield

Troutman Pepper Locke LLP

600 Peachtree Street, NE, Suite 3000

Atlanta, Georgia 30308

(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Georgia Banking Company, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register 1,005,992 shares of its common stock, par value $0.01 per share (“Common Stock”), issuable under the Georgia Banking Company, Inc. Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”), the Georgia Banking Company, Inc. 2017 Long-Term Incentive Plan (formerly the Georgia Primary Bank 2017 Long-Term Incentive Plan) (the “2017 Plan”) and the Amendment to the Standalone Nonqualified Stock Option Awards, dated March 1, 2025 that meets the definition and requirements of “employee benefit plan” of Rule 405 promulgated under the Securities Act (the “Standalone Awards” and, collectively with the 2021 Plan and 2017 Plan, the “Plans”). The 2021 Plan reserves a maximum of 1,125,000 shares of Common Stock for awards under the 2021 Plan, subject to adjustment as provided in the 2021 Plan. No further awards will be granted under the 2017 Plan or Standalone Awards. The shares registered hereby consist of (i) 476,323 shares of Common Stock that remain available for future awards under the 2021 Plan, (ii) 411,382 shares of Common Stock issuable upon the exercise or settlement of outstanding awards granted under the 2021 Plan, (iii) 59,217 shares of Common Stock issuable upon the exercise or settlement of outstanding awards granted under the 2017 Plan, (iv) 59,070 shares of Common Stock issuable upon the exercise or settlement of the Standalone Awards and (v) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 (Item 1, Plan Information, and Item 2, Registrant Information and Employee Plan Annual Information) will be sent or given to participants in the Plans as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, and the other documents required to be delivered to participants pursuant to Rule 428(b) promulgated under the Securities Act. Requests should be directed to: Georgia Banking Company, Inc., 1776 Peachtree Street NW, Suite 300, Atlanta, Georgia 30309, Attention: Corporate Secretary, telephone (866) 711-4530.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

1.	the Registrant’s Registration Statement on Form S-1, filed with the SEC on October 2, 2026, as amended (File No. 333-299281), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

2.	the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-43516) filed with the Commission on October 21, 2026 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), which incorporates by reference the description of the Common Stock set forth under the caption “Description of Capital Stock” in the prospectus referred to in (1) above, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission (including information furnished under Item 2.02 or Item 7.01 of Form 8-K) shall not be deemed incorporated by reference herein, unless such documents or information expressly provides to the contrary.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Partners of Troutman Pepper Locke LLP hold an aggregate of 29,765 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Georgia Business Corporation Code

The Registrant is a Georgia corporation. Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the “GBCC”) permits a corporation’s articles of incorporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for (i) any appropriation, in violation of the director’s duties, of any business opportunity of the corporation; (ii) acts or omissions that involve intentional misconduct or a knowing violation of law; (iii) the types of liability set forth in Section 14-2-832 of the GBCC (relating to unlawful distributions); or (iv) any transaction from which the director received an improper personal benefit. The Registrant’s articles of incorporation contain such a provision.

Section 14-2-851 of the GBCC permits a corporation to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if the individual conducted himself or herself in good faith and reasonably believed, in the case of conduct in an official capacity, that the conduct was in the best interests of the corporation and, in all other cases, that the conduct was at least not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director under Section 14-2-851 of the GBCC in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred if the director has met the relevant standard of conduct, or in connection with any proceeding in which the director was adjudged liable on the basis that personal benefit was improperly received.

Section 14-2-852 of the GBCC requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director, against reasonable expenses incurred in connection with the proceeding. Section 14-2-853 of the GBCC permits a corporation to advance expenses to a director upon receipt of a written affirmation of good faith belief that the applicable standard of conduct has been met and a written undertaking to repay any advances if it is ultimately determined that the director is not entitled to indemnification. Section 14-2-854 of the GBCC permits a court to order indemnification or advancement of expenses in certain circumstances. Section 14-2-856 of the GBCC permits a corporation, if authorized by its articles of incorporation, bylaws, a contract, or a resolution approved by the shareholders, to indemnify or obligate itself to indemnify a director beyond the scope of Section 14-2-851 of the GBCC, except for liability incurred in connection with the types of conduct described in clauses (i) through (iv) of the first paragraph above. Section 14-2-857 of the GBCC permits a corporation to indemnify and advance expenses to officers to the same extent as directors and, for officers who are not directors, to such further extent as may be provided by the articles of incorporation, bylaws, a board resolution, or contract, subject to certain exceptions. Section 14-2-858 of the GBCC permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liability asserted against or incurred by them in such capacities, whether or not the corporation would have the power to indemnify them against such liability.

Registrant’s Articles of Incorporation and Bylaws; Insurance

The Registrant’s articles of incorporation and bylaws provide that the Registrant shall indemnify its directors and officers, and advance expenses to them, to the fullest extent permitted by the GBCC, for any liability and expense incurred in connection with any threatened, pending or completed action, suit or proceeding in which he or she may become involved, as a party or otherwise, by reason of any action taken or not taken in his or her capacity as a director or officer or as a member of any committee appointed by the Registrant’s board of directors to act on behalf of the Registrant; provided such person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in the Registrant’s best interests, and in all other cases, that the conduct was at least not opposed to the Registrant’s best interests, and, in the case of a criminal proceeding, that the person had no reasonable cause to believe that the conduct was unlawful.

Under the Registrant’s bylaws, expenses incurred in any proceeding will be advanced prior to its final disposition upon the recipient’s written affirmation of (i) his or her good faith belief that he or she has met the applicable standard of conduct and (ii) an undertaking to repay such amount if it is ultimately determined that he or she is not entitled to indemnification. Notwithstanding the foregoing, no individual will be indemnified in respect of any proceeding in which such person was found liable for negligence or misconduct in the performance of his or her duty to the Registrant unless, and only to the extent that, the court in which such proceeding was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The foregoing rights of indemnification and advancement of expenses are in addition to any other rights to which any such person may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and to the Registrant’s power to purchase and maintain insurance on behalf of any such person against any liability asserted against or incurred by him or her in such capacity or arising out of such status, regardless of whether the Registrant would have the power to indemnify against such liability. In addition, the Registrant’s articles of incorporation eliminate, to the fullest extent permitted by the GBCC, the personal liability of directors to the Registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for any appropriation of a business opportunity of the Registrant in violation of the director’s duties, acts or omissions involving intentional misconduct or a knowing violation of law, unlawful distributions or receipt of an improper personal benefit.

The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers against certain liabilities, subject to various exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Articles of Incorporation of Georgia Banking Company, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-299281), filed with the Commission on October 2, 2026)
4.2	Amended and Restated Bylaws of Georgia Banking Company, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-299281), filed with the Commission on October 2, 2026)
5.1*	Opinion of Troutman Pepper Locke LLP
23.1*	Consent of Wipfli LLP
23.2*	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Georgia Banking Company, Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-299281), filed with the Commission on October 2, 2026)
99.2	Georgia Primary Bank 2017 Long-Term Incentive Plan (formerly known as the Primary Bancshares, Inc. 2017 Long-Term Incentive Plan) (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-1 (File No. 333-299281), filed with the Commission on October 2, 2026)
99.3	First Amendment to the Georgia Primary Bank 2017 Long-Term Incentive Plan, dated April 1, 2021 (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-1 (File No. 333-299281), filed with the Commission on October 2, 2026)
99.4	Second Amendment to the Georgia Primary Bank 2017 Long-Term Incentive Plan, dated March 1, 2025 (incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form S-1 (File No. 333-299281), filed with the Commission on October 2, 2026)
99.5	Amendment to Standalone Nonqualified Stock Option Awards, dated March 1, 2025 (incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-1 (File No. 333-299281), filed with the Commission on October 2, 2026)
107*	Filing Fee Table

* Filed herewith.

The Plans are not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. Accordingly, no opinion of counsel concerning compliance with ERISA, Internal Revenue Service determination letter, or related undertaking is required.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” exhibit to this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 27, 2026.

GEORGIA BANKING COMPANY, INC.

By:	/s/ Bartow Morgan, Jr.
Bartow Morgan, Jr.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bartow Morgan, Jr. and Richard Fairey, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bartow Morgan, Jr.	Chief Executive Officer and Director	October 27, 2026
Bartow Morgan, Jr.	(Principal Executive Officer)

/s/ Charles M. DeWitt, III	Chief Financial Officer	October 27, 2026
Charles M. DeWitt, III	(Principal Financial Officer)

/s/ Ryan D. Nemec	Chief Accounting Officer	October 27, 2026
Ryan D. Nemec	(Principal Accounting Officer)

/s/ Sarah R. Borders	Chairperson	October 27, 2026
Sarah R. Borders

/s/ Arthur F. Anton	Director	October 27, 2026
Arthur F. Anton

/s/ James F. Deutsch	Director	October 27, 2026
James F. Deutsch

/s/ Henchy R. Enden	Director	October 27, 2026
Henchy R. Enden

/s/ Ryan Glover	Director	October 27, 2026
Ryan Glover

/s/ Craig Heiser	Director	October 27, 2026
Craig Heiser

/s/ Mark Scheinfeld	Director	October 27, 2026
Mark Scheinfeld

/s/ R. Lee Tucker, Jr.	Director	October 27, 2026
R. Lee Tucker, Jr.